Exhibit 4

OSI RESTAURANT PARTNERS, LLC

PARTNER OWNERSHIP ACCOUNT PLAN

Effective May 1, 2011

OSI Restaurant Partners, LLC Partner Ownership Account Plan

OSI RESTAURANT PARTNERS, LLC
PARTNER OWNERSHIP ACCOUNT PLAN

OSI Restaurant Partners, LLC, a Delaware limited liability company, on behalf of itself and its Subsidiaries (the “Company”), hereby establishes this Partner Ownership Account Plan (the “POA” or “Plan”), effective May 1, 2011, for the purpose of attracting, retaining and rewarding current and future highly compensated management level employees classified as Managing Partners, Operating Partners and Chef Partners (the “Partners”) and promoting in these Partners increased efficiency and an interest in the successful operation of the Company.  POA Accounts do not represent any actual equity or ownership rights or interest in the Company or any of its assets but are intended to constitute a type of phantom ownership participation and to provide nonqualified deferred compensation benefits to Partners to supplement their retirement savings.  The POA is intended, and shall be interpreted, to comply in all respects with applicable provisions of Section 409A of the Code.

ARTICLE 1

Definitions

1.1 Account(s) shall mean the unfunded notional bookkeeping account or accounts established for a particular Participant pursuant to Article 3 which shall include a Company Contributions Account and an Investment Account.

1.2 Administrator shall mean the person or persons appointed by the Company to administer the Plan pursuant to Article 8.

1.3 Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 7.

1.4 Code shall mean the Internal Revenue Code of 1986, as amended, and Treasury regulations and applicable authorities promulgated thereunder.

1.5 Company shall mean OSI Restaurant Partners, LLC, a Delaware limited liability company, acting on behalf of itself and designated Subsidiaries.  Any action required by the Company under the terms of the Plan may be taken by the Administrator or such other person(s) or entity(ies) duly authorized by OSI Restaurant Partners, LLC to act on its behalf.

1.6 Company Contributions shall mean the contributions made by the Company to a Participant’s Company Contributions Account pursuant to Article 2.

1.7 Company Contributions Account shall mean the Account established for Company Contributions made on behalf of a Participant pursuant to Article 3.

1.8 Contract Completion Date shall mean the date specified in the Employment Contract for completion of the Participant’s initial Employment Contract with the Company providing for Company Contributions to this Plan.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

1.9 Crediting Rate shall mean the notional gains and losses credited on the Participant’s Account balances pursuant to Article 3.

1.10 Disability shall mean, consistent with the requirements of Code Section 409A, that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.  The Administrator may require that the Participant submit evidence of such qualification for disability benefits in order to determine Disability under this Plan.  Notwithstanding the foregoing, a Participant must qualify for, and receive, Social Security disability benefits in order to be deemed to have suffered Disability under the Plan.

1.11 Distribution Date shall mean the date by which a payment shall be made and shall, in all events, be interpreted to include only permissible payment events under Code Section 409A.  Payments shall in all events be made within the discretionary payment period provided under Treasury Regulations Section 1.409A-3(d) as applied to a permissible payment event.  The Distribution Date for Scheduled Distributions shall be March of the Scheduled Distribution year. Unless otherwise specified, the Distribution Date for distributions upon Separation from Service shall be as soon as practicable within this first ninety (90) days following Separation from Service.  In the case of death, the Administrator shall be provided with the documentation reasonably necessary to establish the fact of the Participant’s death. Notwithstanding the foregoing or any other provision of the Plan, in the event that at the time of payout any stock of the Company is publicly traded on an established securities market and the Participant is a “specified employee” (as defined in Treasury Regulations Section 1.409A-1(i)) of the Company, the Distribution Date triggered by a Separation from Service shall be no earlier than the earlier of (i) the first day of the seventh (7th) complete calendar month following the Participant’s Separation from Service, or (ii) the Participant’s death, to the extent required by and consistent with the provisions of Code Section 409A.  Any amounts delayed by reason of the prior sentence shall be paid in a single lump sum at the earliest date permissible under Code Section 409A.

        1.12 Effective Date shall mean May 1, 2011.

  1.13 Eligible Employee shall mean a “Managing Partner,” “Operating Partner” or “Chef Partner” of the Company, or such other key management level or highly compensated employee as may be designated by the Administrator to be eligible to participate in the Plan.

              1.14 Employment Contract shall mean the Participant’s employment agreement or such other written agreement between the Company and the Eligible Employee whereby the Eligible Employee agrees to make a specified Investment Deposit to the Plan, the Company agrees to make specified Company Contributions to the Plan on behalf of the Participant, and the Participant agrees to be subject to the terms of the Plan.  The Employment Contract may include terms that take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

1.15 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.16 Investment Account shall mean the Account established to hold a Participant’s initial after-tax Investment Deposit established pursuant to Article 3.

1.17 Investment Deposit shall mean the initial after-tax investment required by each Participant electing to participate in the entire POA program as provided the Participant’s Employment Contract.

            1.18 Participant shall mean an Eligible Employee who has been selected to receive a Company Contribution to the Plan and has executed a Employment Contract pursuant to Article 2 of the Plan.

            1.19 POA and Plan shall have the meanings given to such terms in the introductory paragraph of the Plan.

1.20 Plan Year shall mean the calendar year, except that the first Plan Year shall commence on the Effective Date and end on December 31, 2011.

1.21 Scheduled Distributions shall mean the distributions scheduled to be made to a Participant during employment as provided in Article 4.

1.22 Subsidiaries shall mean OSI Restaurant Services, LLC and such other majority owned subsidiaries or other entities in which OSI Restaurant Partners, LLC or any of its majority owned subsidiaries owns a majority partnership or other equity interest or serves as general partner, as may from time to time be designated as participating employers in the Plan by the Administrator and on behalf of which OSI Restaurant Partners, LLC and the Administrator shall act as agents for purposes of adoption, amendment and administration of the Plan and all associated matters or documentation.

1.23  Separation from Service shall mean, with respect to a given Participant, the date when, for any reason, whether voluntary or involuntary, including by reason of Retirement, death or Disability, (but excluding approved leaves of absence of six (6) months or less, or a longer period if the right to return to employment after such period is protected by law or contract) the level of services provided by such Participant to the Company (or any affiliate under common ownership aggregated with the Company for purposes of Code Section 409A) in any capacity has permanently decreased to a level equal to no more than twenty percent (20%) of the average level of services performed by such Participant for the Company during the immediately preceding thirty-six (36) month period (or the Participant’s full period of services to the Company, if a lesser period).

1.24 Valuation Date shall mean the date through which earnings are credited and shall be no earlier than the last day of the month preceding the month in which the payout or other event triggering the valuation occurs.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

1.25 Vesting Date shall mean the date the Participant has achieved twenty (20) Years of Vesting Service as provided under Section 3.2.

1.26 Years of Vesting Service shall mean the cumulative years (i.e. 12 month periods) of service with the Company as a Managing Partner, Operating Partner, Chef Partner or higher position, beginning on the date the Participant first began service in such capacity with the Company, and counting each completed year of service in such capacity prior to Separation from Service (excluding approved leaves of absence of six (6) months or less, or a longer period if the right to return to employment after such period is protected by law or contract).

ARTICLE 2

Participation

2.1 Commencement of Participation.  An Eligible Employee shall become a Participant in the Plan when he or she (i) is notified in writing of eligibility to receive a Company Contribution under the Plan, (ii) has executed an Employment Contract specifying the amount and terms of the Company Contribution and the required Investment Deposit and (iii) makes the required Investment Deposit to the Plan.  The Participant shall be eligible to receive Company Contributions as a Participant in the Plan while the Participant continues to be employed in the capacity of a Managing Partner, Operating Partner, Chef Partner.  In the event of the Participant’s change in employment status to another capacity not eligible for participation in the Plan, the Participant shall cease to be credited with Company Contributions but shall continue as a Participant in the Plan until all amounts credited to the Participant’s Accounts have been distributed or forfeited under the terms of the Plan.

2.2 Investment Deposits.  Upon commencement of participation in the POA program, an Eligible Employee shall make an after-tax contribution to the Plan equal to the amount specified in their Employment Contract.  Such after-tax contribution shall be credited to a notional bookkeeping account in the name of the Participant (the “Investment Account”) as of the date payment is received by the Company.  Amounts credited to a Investment Account shall not constitute Plan assets or cause the Plan to be considered “funded” for any purposes but shall represent merely an unfunded promise of the Company to pay future benefits under the Plan.  Participants shall have no prior or secured right to repayment of any Investment Deposit or Investment Account balance, nor any amounts credited thereon.

2.3 Company Contributions.  From time to time, the Company shall make a Company Contribution to the Plan on behalf of an Eligible Employee or existing Participant in the amount specified in the Employment Contract with such Participant.  Company Contributions shall be based on the individually negotiated terms of the Participant’s Employment Contract with the Company based on performance factors achieved after the Participant’s commencement of participation in the Plan. Company Contributions shall be notional credits to the Accounts of Participants, with the amount actually credited to the Account being net of all employment taxes required to be withheld on the Company Contribution under Subtitle C of the Code, as conclusively determined by the Administrator.  No Participant or other employee of the Company shall have a right to receive a Company Contribution in any particular year or in any particular amount based on the fact that Company Contributions are made at such time or in such amount on behalf of another Participant.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

ARTICLE 3

Accounts

3.1 Participant Accounts.  A separate Investment Account and Company Contribution Account shall be maintained on behalf of each Participant and shall be credited with the Investment Deposits and Company Contribution, respectively, at the time specified by the Administrator.  Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.3 from the date the applicable contribution is credited to the Account through the Valuation Date.

3.2 Vesting of Accounts.  All amounts credited to a Participant’s Investment Account, including earnings thereon shall be fully vested at all times.  Amounts credited to a Participant’s Company Contribution Account shall be vested on the date the Participant has completed twenty (20) Years of Vesting Service with the Company (the “Vesting Date”).  Notwithstanding the foregoing, all amounts shall be vested in the event of the Participant’s Separation from Service in an eligible capacity by reason of the Participant’s death or Disability while the Participant is being credited with Year of Vesting Service.  In the event a Participant ceases to provide services to the Company in the capacity of a Managing Partner, Operating Partner, Chef Partner or higher position, excluding an approved leave of absence as defined in Section 1.26 (“Vesting Service”), the Participant shall forfeit all amounts credited to the Participant’s Company Contribution Account as of such date. In the event a Participant resumes Vesting Service, any previously forfeited Account balance shall be reinstated as determined in the complete and sole discretion of the Administrator.

3.3 Crediting Rate.  The Crediting Rate on amounts in a Participant’s Account shall be based on the Participant’s choice among the notional investment alternatives made available from time to time by the Administrator.  The Administrator shall establish a procedure by which a Participant may elect to have the Crediting Rate based on one or more notional investment alternatives and by which the Participant may change notional investment elections daily and may rebalance Account investments monthly.  Notwithstanding the preceding sentence, the Administrator may impose the following restrictions on changing notional investment elections daily and/or rebalancing Account notional investments monthly: (i) in the case of any notional investment alternative that guarantees a fixed interest return, limitations on the ability to transfer out of such notional investment alternative and nonrecognition of that notional investment alternative in implementing any monthly rebalancing of the Account; and (ii) in the case of all notional investment alternatives, limitations designed to prevent excessive short term trading in the Account or otherwise deemed necessary or desirable by the Administrator.  The Participant’s Account balance shall reflect the notional investments selected by the Participant.  If a notional investment selected by a Participant sustains a loss, the Participant’s Account and Converted Account shall be reduced to reflect such loss.  The Participant’s choice among notional investments shall be solely for purposes of calculation of the Crediting Rate.  If the Participant fails to elect a notional investment alternative, the Crediting Rate shall be based on a default notional investment alternative selected for this purpose by the Administrator.  The Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

3.4 Crediting of Accounts.  A Participant’s Accounts shall be credited as follows:

3.4.1 Contributions.  On the date specified by the Administrator for the crediting of an Investment Deposit or a Company Contribution to the Plan on behalf of a Participant, the Administrator shall credit the specified Account with an amount equal to the contribution and shall allocate such amount to investments in accordance with the Participant’s election under Section 3.4.

3.4.2 Distributions.  Distributions shall be deducted by the Administrator from the applicable Account as of the end of the day on which such distributions are made.

3.4.3 Forfeiture of Company Contributions.  Any forfeiture of Company Contributions due to Separation from Service shall be deducted by the Administrator from the Participant’s Company Contribution Account as of the end of the day on which the Separation from Service occurs.

3.4.4 Notional Earnings or Losses.  Each business day, each notional investment fund in each of a Participant’s Accounts shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such notional investment fund as of the prior day, less any distributions valued as of the end of the prior day, by the earnings rate for the corresponding investment fund as determined by the Administrator.

3.5 Statement of Accounts.  The Administrator shall provide each Participant with statements at least annually setting forth the Participant’s Account balances as of the end of each year.

ARTICLE 4

Scheduled Distribution of Company Contribution Accounts

4.1 Distribution of Company Contribution Accounts.  A Participant shall have no discretion with respect to the time and form of benefit payments from the Participant’s Company Contributions Account. Prior to Separation from Service, the vested balance of the Company Contribution Account shall be distributed to the Participant as according to the following schedule:

•	50% of the total balance of the Company Contribution Account shall be distributed in March of the first Plan Year commencing after the Contract Completion Date.

•	33.3% of the balance of the Company Contribution Account shall be distributed in March of each of Plan Years two (2), three (3), four (4) and five (5) commencing after the Contract Completion Date.

•
50% of the balance of the Company Contribution Account shall be distributed in March of the sixth (6th) Plan Year commencing after the initial Contract Completion Date (i.e. after completion of the second Employment Contract term).

•
33.3% of the balance of the Company Contribution Account shall be distributed in March of each of the next four (4) Plan Years with 50% being distributed in the Plan Year commencing after completion of each Employment Contract and continuing on the same cycle until Separation from Service.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

All payments shall be made in cash in a single lump sum on the Distribution Date in March of the Scheduled Distribution year specified above.  In the event a Participant ceases to provide Vesting Service to the Company, the Participant shall forfeit all amounts credited to the Participant’s Company Contribution Account as of such date and distributions shall cease.

4.2 Distribution of Investment Account.  A Participant shall have no discretion with respect to the time and form of benefit payments from the Participant’s Investment Account.  Prior to Separation from Service, the Investment Account shall be distributed to the Participant as according to the following schedule:

•	50% of the total balance of the Investment Account shall be distributed in March of the first Plan Year commencing after the Contract Completion Date if the Employment Contract is renewed.

•	100% of the total remaining balance of the Investment Account shall be distributed on Separation from Service according to Article 5.

Notwithstanding the forgoing, in the event the Participant ceases to provide services to the Company in the capacity of a Managing Partner, Operating Partner, or Chef Partner such that the Participant is no longer eligible to receive Company Contributions under the Plan, the unpaid balance of the Participant’s Investment Deposit (but not earning thereon) shall be distributed to the Participant in the form of a single lump sum within ninety (90) days following such change in status and the balance of the Investment Account representing deferred earnings shall continue to be distributed on Separation from Service as provided under Article 5.

ARTICLE 5

Separation from Service

5.1 Company Contribution Account.  In the event of the Participant’s Separation from Service for any reason other than death or Disability before the Contract Completion Date, no further benefits shall be payable to the Participant from the Participant’s Company Contribution Account and the unpaid balance remaining in such Account as of Separation from Service shall be forfeited to the Company.  In the event of the Participant’s Separation from Service for any reason other than death or Disability after the Contract Completion Date but before the first Distribution Date, the Participant shall be entitled to continue to receive payment of the first 50% of the Participant’s Company Contribution Account on the Distribution Date following Separation from Service, but no further benefits shall be payable to the Participant from the Participant’s Company Contribution Account and the remaining balance in such Account shall be forfeited to the Company.  In the event of the Participant’s Separation from Service for any reason other than death or Disability after the first Distribution Date but before the Vesting Date, no further benefits shall be payable to the Participant from the Participant’s Company Contribution Account and the unpaid balance remaining in such Account as of Separation from Service shall be forfeited to the Company. In the event of the Participant’s Separation from Service for any reason other than death or Disability after the Vesting Date, the total remaining balance of the Participant’s Company Contribution Account shall be paid in a single lump sum on the Distribution Date following Separation from Service.  In the event a Participant returns to service after a Separation from Service, any previously forfeited Account balance shall be reinstated and paid as provided under the new Employment Contract.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

5.2 Investment Account.  In the event of the Participant’s Separation from Service on or after the Contract Completion Date, the total remaining balance of the Participant’s Investment Account shall be paid in a single lump sum on the Distribution Date following Separation from Service.  In the event of the Participant’s Separation from Service for any reason other than death or Disability before the Contract Completion Date, the total remaining balance of the Participant’s Investment Account shall be paid in three (3) annual installments commencing on the Distribution Date in March of the Plan Year following Separation from Service.  Subsequent installment payments shall be made on the Distribution Date in March of each subsequent Plan Year and shall be recalculated annually by dividing the Account balance by the number of payments remaining without regard to anticipated earnings.

5.3 Death Benefit.  In the event of the Participant’s Separation from Service by reason of the Participant’s death, the total remaining balance of the Participant’s Company Contribution Account and Investment Account shall both be paid to the Participant’s designated Beneficiary in the form of a single lump sum on the Distribution Date following the Participant’s death.

5.4 Disability Benefit.  In the event of the Participant’s Separation from Service by reason of the Participant’s Disability, the total remaining balance of the Participant’s Company Contribution Account and Investment Account shall both be paid to the Participant in the form of a single lump sum on the Distribution Date following the effective date of the Participant’s Separation from Service by reason of Disability.

ARTICLE 6

Amendment and Termination of Plan

6.1  Amendment or Termination of Plan.  The Company may, at any time, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balance or change the timing of benefits under the Plan in violation of Code Section 409A.  For purposes of applying the change in timing of payment rules under Code Section 409A to any amendment of the Plan, each installment payment from each Account shall be treated as a separate payment. If the Company terminates the Plan, the Company shall pay to each Participant the balance of the Participant’s Accounts at the time and in the form such amounts would have been paid absent such Plan termination.  Notwithstanding the foregoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of (i) “change in the ownership or effective control of the corporation,” (ii) “change in the ownership of a substantial portion of the assets of the corporation,” (iii) any other circumstances permitted under Code Section 409A without the imposition of excise taxes.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

ARTICLE 7

Beneficiaries

7.1 Beneficiary Designation.  The Participant shall, at the commencement of participation in the Plan, designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  The Beneficiary designation shall be effective upon being submitted in writing to, and received by, the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.  The Beneficiary designation may be changed by the Participant at any time.  Notwithstanding the foregoing, a Beneficiary designation, or any change thereto, shall not be valid unless a Participant has complied with any applicable laws in selecting a Beneficiary other than the Participant’s spouse.

7.2 Revision of Designation.  The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations.  Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.

7.3 Successor Beneficiary.  If the primary Beneficiary dies prior to complete distribution of the benefits provided in Article 4, the remaining Account balance shall be paid to the contingent Beneficiary selected by the Participant.

7.4 Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.

ARTICLE 8

Administration/Claims Procedures

8.1 Administration.  The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies or omissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Administrator may delegate any of its rights, powers and duties regarding the Plan to any person(s) or entity(ies).  The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

8.2 Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such period.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) a description of any additional material or information that is necessary to process the claim, (iv) an explanation of the procedure for further reviewing the denial of the claim, and (v) if applicable, an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

8.3 Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Administrator and shall be a full and fair review.  The claimant shall have the right to review all pertinent documents.  The claimant may submit written comments, documents, records and other information relating to the claim for benefits, and such information shall be taken into account for purposes of the review without regard to whether such information was submitted or considered in the initial benefit determination.  The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances require a longer period of time for processing, in which case written notice of the extension, indicating the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review, shall be furnished to the claimant prior to the termination of the initial 60-day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, with specific reference to any provisions of the Plan on which the decision is based, and an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE 9

Conditions Related to Benefits

9.1 Nonassignability.  The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever.  Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

9.2 No Right to Company Assets.  The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

9.3 Protective Provisions.  The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator.  If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan.  If the Participant fails to cooperate or makes any material misstatement of information, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.

9.4 Withholding.  Distributions and Account balances shall be reduced, at the discretion of the Company subject to applicable law, for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan.  If the Company pays such amounts on behalf of any Participant or Beneficiary, the Company shall be entitled to recover such amounts on demand with interest at the Wall Street Journal Prime Rate compounded monthly.

9.5 Company Right to Offset at Time of Distribution.  The Company shall have the right to offset Investment Deposits and, to the extent permitted under Code Section 409A and other applicable laws, amounts contributed to or payable from a Participant’s Accounts for “Allowable Deductions” payable to the Company pursuant to the Participant’s Employment Contract, subject in all cases to all applicable limitations under Code Section 409A.

9.6 Assumptions and Methodology. The Administrator shall establish the reasonable assumptions and method of calculation used in determining the benefits, earnings, investments, payments, fees, expenses or any other amounts required to be calculated and/or included in income or Social Security wages under the terms of the Plan and applicable law.  Such assumptions and methodology may be changed from time to time by the Administrator, subject to compliance with all applicable laws.

9.7 Trust.  The Company shall be responsible for the payment of all benefits under the Plan.  The Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

OSI Restaurant Partners, LLC Partner Ownership Account Plan

ARTICLE 10

Miscellaneous

10.1 Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

10.2 Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

10.3 Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

10.4 Captions.  The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.5 Validity.  In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

10.6 Waiver of Breach.  The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

10.7 Notice.  Any notice or filing required or permitted to be given to the Company or the Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

10.8 Inability to Locate Participant or Beneficiary.  It is the responsibility of a Participant to apprise the Administrator of any change in address of the Participant or Beneficiary.  In the event that the Administrator is unable to locate a Participant or Beneficiary for a period of three (3) years, the Participant’s Account shall be forfeited to the Company.

10.9 Errors in Benefit Statement or Distributions.  In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered.  In the event of an error in a distribution, the Participant’s Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error, subject to compliance with applicable Section 409A correction procedures.  If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant

OSI Restaurant Partners, LLC Partner Ownership Account Plan

from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment(s).

10.10 ERISA.  The Plan is intended to be exempt from ERISA and shall be administered and construed accordingly.  Solely to the extent that the Plan is deemed an “employee pension plan” under ERISA, the Plan shall be administered and construed as an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

10.11 Applicable Law.  In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Florida.

11.12           Arbitration.  Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association.  Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.  The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.  The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 25th day of April, 2011.

OSI RESTAURANT PARTNERS, LLC

By /s/ Kelly Braun Lefferts
                                                                                   Kelly Braun Lefferts
    Vice President and Assistant General Counsel